Exhibit 99.10

   New Mountain Partners, L.P.               MidOcean Capital Investors, L.P.
        712 Fifth Avenue                             320 Park Avenue
            23rd Floor                                 17th Floor
       New York, NY 10019                          New York, NY 10022



                                                         February 3, 2004


Strayer Education, Inc.
1100 Wilson Boulevard, Suite 2500
Arlington, VA 22209
Attention:  Steven A. McArthur
            Senior Vice President
            and General Counsel

Ladies and Gentlemen:

         Reference is made to (1) the Preferred Stock Purchase Agreement, dated as of November 28, 2000 (the "Preferred Stock Purchase Agreement"), by and among Strayer Education, Inc., a Maryland corporation (the "Company"), New Mountain Partners, L.P. ("New Mountain") and MidOcean Capital Investors, L.P. (formerly DB Capital Investors, L.P.) ("MidOcean") pursuant to which, among other things, the Company issued and sold to New Mountain and MidOcean an aggregate of 5,769,231 shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), (2) the Registration Rights Agreement, dated as of May 15, 2001 (the "Registration Rights Agreement"), by and among the Company, New Mountain and MidOcean, (3) the Articles Supplementary of the Company, as filed with the State Department of Assessments and Taxation of Maryland on May 15, 2001 (the "Articles Supplementary"), which, among other things, sets forth the powers, rights and other terms of the Series A Preferred Stock, (4) the Support and Option Agreement, dated as of November 28, 2000 by and among the Company, Ron K. Bailey individually and in any Representative Capacity, Beverly W. Bailey individually and in any Representative Capacity, and New Mountain and MidOcean (the "Support and Option Agreement") and (5) the letter agreement dated November 14, 2002 among the Company, New Mountain and MidOcean (the "Side Letter" and, together with the Preferred Stock Purchase Agreement, the Registration Rights Agreement and the Articles Supplementary, the Support and Option Agreement, the "Preferred Stock Documents"). Capitalized terms used and not otherwise defined herein have the meanings given in the Preferred Stock Documents.

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything to the contrary in the Preferred Stock Documents, the Company, New Mountain and MidOcean agree as follows:

         1. Dividends. In order to resolve potentially differing interpretations of Section 7 of Article FIRST of the Articles Supplementary, the Company, New Mountain and MidOcean agree that, for purposes of determining the number of shares of Common Stock issuable in connection with any conversion of Series A Preferred Stock pursuant to the Articles Supplementary, full credit shall be given for dividends accruing on a daily basis since the most recent Dividend Payment Date preceding the Conversion Date through but excluding the Conversion Date. New Mountain and MidOcean (each a "Stockholder" and collectively, the "Stockholders") hereby release any claim they may have for accrued and unpaid dividends in connection with any conversions of Series A Preferred Stock prior to the date hereof, including, without limitation, as provided in paragraph 3(c) of the Side Letter, in connection with the conversion of shares of Series A Preferred Stock into Common Stock in November 2002.

         2. Regulatory Approvals; Legal Fees. In connection with the possible sale or other disposition by the Stockholders of all or any portion of their remaining ownership interest in the Company (the "Sell Down"), the Company agrees to diligently pursue and exercise its reasonable best efforts to obtain, as promptly as practicable, all necessary Educational Approvals required from all applicable Governmental Authorities and Educational Agencies for the lawful conduct of the businesses of the Company, and its subsidiaries, including the University, following the Sell Down in the manner and to the extent presently conducted at every location where the University conducts any material business (collectively, the "Required Approvals"). The Stockholders hereby severally agree to directly pay up to $850,000 (with New Mountain paying up to $651,667 and MidOcean paying up to $198,333), as they are incurred, for all legal fees, accounting fees, education regulatory, SEC, NASDAQ filing fees, printing costs, roadshow costs and all other Registration Expenses (as defined in the Registration Rights Agreement) and other expenses of any kind reasonably incurred by the Company in connection with obtaining the Required Approvals and preparing for and effecting the Sell Down, including any private sales and secondary offerings, whether or not the Sell Down or any such sales or offerings are in fact consummated ("Sell Down Expenses"); subject to the Company providing the Stockholders with reasonably detailed supporting documentation in customary form, evidencing the incurrence of such Sell Down Expenses; provided, that the Stockholders' shall not be responsible for any such Sell Down Expenses incurred in connection with any registration effected pursuant to Section 2 of the Registration Rights Agreement other than the first registration after the date hereof. Notwithstanding the foregoing, except as expressly modified hereby, this Letter Agreement shall not, in any manner, affect any of the Stockholders' rights under the Registration Rights Agreement, and all of the terms and conditions of the Registration Rights Agreement shall remain in full force and effect.

         3. Information Rights.

         (a) For so long as New Mountain beneficially owns (within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) at least 5% of the Common Stock determined on an as-converted basis (excluding (i) any shares of Series A Preferred Stock held of record by MidOcean, (ii) any shares of Common Stock MidOcean may acquire upon exercise of its portion of the Option, (iii) 350,000 shares of Series A Preferred Stock deposited by New Mountain into an escrow account (the "Escrowed Shares"), subject to the receipt of Required Approvals; provided that the Escrowed Shares do not revert back to New Mountain (the "Reversion") upon failure to receive Required Approvals within 120 days of such deposit and
(iv) any additional Common Stock that New Mountain may acquire beneficial ownership of, following the date of this Letter Agreement, except to the extent New Mountain acquires beneficial ownership of the Escrowed Shares due to the Reversion), the Company shall furnish such Stockholder with:

         (i) promptly following delivery to members of the board of directors of the Company, copies of all board packages, reports and materials so delivered to the board of directors of the Company; and

         (ii) such other information as may be mutually agreed between the Company and such Stockholder.


All information received by New Mountain or its Representatives pursuant to paragraph 3(a) of this Letter Agreement, together with any other confidential information previously provided by the Company or its Representatives (as defined hereinafter) to New Mountain or its Representatives ("Previous Confidential Information") is hereinafter referred to as "Confidential Information."

         (b) Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Letter Agreement:

                  (i) information which was in the possession of New Mountain or its Representatives prior to receipt thereof from the Company (other than Previous Confidential Information); provided that such information is not subject to another confidentiality agreement with, or other obligation (legal, fiduciary or contractual) of secrecy, among the relevant parties;

                  (ii) information which is now or hereafter becomes generally available to the public, other than as a result of a disclosure by New Mountain or its Representatives not in violation of this Letter Agreement;

                  (iii) information which was or may hereafter be available to New Mountain on a non-confidential basis from a third party that is not known to such Stockholder or its Representatives, after reasonable inquiry, to be under any confidential obligation (legal, fiduciary or contractual) to the Company regarding such information; or

                  (iv) information which is independently acquired or developed by New Mountain or its Representatives without violating any of its obligations under paragraph 3 of this Letter Agreement.

         (c) New Mountain agrees to, and to cause its agents, officers, directors, partners, employees, affiliates and advisors (collectively, "Representatives") to, (a) hold in strict confidence any Confidential Information received from the Company by such Stockholder or its Representatives pursuant to paragraph 3(a) of this Letter Agreement, and (b) not use any Confidential Information for any purpose other than such Stockholder's internal evaluation of its investment in the Company; provided, however, that such Stockholder may reveal such portions of the Confidential Information (i) with the prior written consent of the Company, (ii) as required, pursuant to a judicial or regulatory proceeding, by subpoena, civil investigative demand or other similar legal process, after compliance with paragraph 3(d) of this Letter Agreement, and (iii) to its Representatives who need to know the Confidential Information in connection with such Stockholder's internal evaluation of its investment in the Company and who are informed by such Stockholder of the confidential nature of the Confidential Information. New Mountain will inform its Representatives of the terms of such Stockholder's obligation of confidentiality under this Letter Agreement, and will be responsible for any breach of such obligation of confidentiality by any of its Representatives.

         (d) If New Mountain or any of its Representatives is required, pursuant to a judicial or regulatory proceeding, by subpoena, civil investigative demand or other similar legal process to disclose any of the Confidential Information, such Stockholder will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the obligations of confidentiality under this Letter Agreement. In the event that no such protective order or other remedy is obtained, or the Company does not promptly waive compliance with the obligations of confidentiality under this Letter Agreement, New Mountain will furnish only that portion of the Confidential Information which is legally required to be disclosed and will, at the Company's request, use reasonable efforts to cooperate with the Company in obtaining reasonable assurance that confidential treatment will be accorded such Confidential Information.

         (e) New Mountain acknowledges that it is aware and that it will advise its Representatives that the U.S. securities laws prohibit any person who has material non-public information from purchasing or selling securities or communicating that information to any other person under circumstances where it is reasonably foreseeable that such other person is likely to purchase or sell securities. If New Mountain no longer beneficially owns at least 5% of the Common Stock determined on an as-converted basis excluding those shares excluded in clauses (i), (ii), (iii) and (iv) of the parenthetical of the first sentence of paragraph 3(a) above, then, upon the Company's written request, such Stockholder shall return to the Company, or cause to be returned to the Company, and/or destroy, or cause to be destroyed, any and all Confidential Information, in whatever form (whether hard copy, electronic or other form) no later than ten (10) business days after receipt of the Company's written request.

         (f) New Mountain understands and acknowledges that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. The Company disclaims any and all liability to New Mountain and its Representatives arising from such party's use of, or reliance on the Confidential Information.

         (g) New Mountain agrees that money damages would not be sufficient remedy for any breach of such Stockholder's obligations of confidentiality under paragraph 3 of this Letter Agreement and, therefore, in addition to any other remedy available to the Company in the event of such Stockholder's breach of its obligations of confidentiality under paragraph 3 of this Letter Agreement, the Company shall also be entitled to specific performance and injunctive or other equitable relief.

         4. Miscellaneous.

         (a) The Company hereby represents and warrants that the execution and delivery of this Letter Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, including authorization by the Company's board of directors at a meeting held on July 30, 2003, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Letter Agreement.

         (b) Each Stockholder hereby represents and warrants that the execution and delivery of this Letter Agreement and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary partnership action on the part of such Stockholder and no other partnership action on the part of such Stockholder is necessary to authorize the execution, delivery and performance of this Letter Agreement.

         (c) The agreement set forth in the first sentence of paragraph 1 of this Letter Agreement shall inure to the benefit of and shall be enforceable by transferees from the Stockholders and the other holders from time to time of Series A Preferred Stock, it being understood that such parties are intended third party beneficiaries thereof. The other provisions of this Letter Agreement shall not inure to the benefit of and shall not be enforceable by transferees from the Stockholders and other holders from time to time of Series A Preferred Stock, it being understood that such parties are not intended third party beneficiaries thereof.

         (d) It is understood and agreed that no failure or delay by either party in exercising any of its respective rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. In case any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby.

         (e) This Letter Agreement may not be amended or modified except by a writing executed by the Company and the Stockholders.

         (f) The internal laws, and not the laws of conflicts (other than Section 5-1401 General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Letter Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

         (g) This Letter Agreement may be executed in one or more separate counterparts, each of which is deemed an original and both of which taken together constitute one and the same Letter Agreement.

                                             Very truly yours,

                                             NEW MOUNTAIN PARTNERS, L.P.

                                             By:   New Mountain Investments,
                                                   L.P., its general partner
                                             By:   New Mountain GP, LLC, its
                                                   general partner


                                             By: /s/ Steven B. Klinsky
                                                 -----------------------------
                                             Name:   Steven B. Klinsky
                                             Title:  Member


                                             MIDOCEAN CAPITAL INVESTORS, L.P.

                                             By:   MidOcean Capital Partners,
                                                   L.P., its general partner
                                             By:   Existing Fund GP, Ltd., its
                                                   general partner

                                             By:  /s/ J. Edward Virtue
                                                  ----------------------------
                                             Name:  J. Edward Virtue
                                             Title: Managing Director



Agreed to and Accepted as of
the date first above written:

STRAYER EDUCATION, INC.

By: /s/ Steven A. McArthur
    ----------------------------
Name:   Steven A. McArthur
Title:  Senior Vice President
        and General Counsel